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                                   EXHIBIT 14

                               AMBIENT CORPORATION

                  CODE OF ETHICS FOR SENIOR EXECUTIVE OFFICERS
                                       AND
                            SENIOR FINANCIAL OFFICERS


        This Code of Ethics applies to Ambient Corporation's Chief Executive Officer, President, Chief Financial Officer and Controller (and others performing similar senior executive and financial functions at Ambient from time to time in the future). Ambient expects all of its employees to act in accordance with the highest standards of professional integrity in all aspects of their business activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by all policies and procedures adopted by Ambient that govern the conduct of its employees. But because of your leadership positions, you are setting an example for the rest of our employees and are expected to comply with this Code of Ethics to foster a culture of integrity and honesty in all of our dealings.

Accordingly, you agree to:

        1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        2. Avoid conflicts of interest and disclose to the Audit Committee of the Board of Directors in advance any transaction or relationship that reasonably could be expected to give rise to such a conflict;

        3. Take all reasonable measures to protect the confidentiality of non-public information about Ambient or its subsidiaries obtained or created in connection with your activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process, and refrain from using such confidential information for personal advantage;

        4. Take all reasonable measures to achieve responsible use of and control over Ambient's assets and resources.

        5. Promote full, fair, accurate, timely and understandable disclosure in reports and documents that Ambient or its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Ambient.

        6.      Comply with Ambient's policies and procedures.

        7. Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or allowing your better judgment to be subordinated.

        8. Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of The Nasdaq Stock Market (including the over-the-counter Bulletin Board) and/or any other self-regulatory organizations of which Ambient is a member; and

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        9.      Promptly report any possible violation of this Code of Ethics to the Audit Committee of the Board of Directors.

        10. Make every effort to cooperate with Ambient's internal auditor and independent auditors.

                You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and Ambient.

                If you have any questions regarding the best course of action in a particular situation, you should promptly contact any member of the Audit Committee or Ambient's outside legal counsel.


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                YOUR PERSONAL COMMITMENT TO THE AMBIENT CORPORATION CODE OF
                ETHICS FOR SENIOR EXECUTIVE OFFICERS AND SENIOR FINANCIAL
                OFFICERS

                I acknowledge that I have received and read the Code of Ethics for Senior Executive Officers and Senior Financial Officers of Ambient Corporation, and understand my obligations to comply with the Code of Ethics.

                I understand that my agreement to comply with the Code of Ethics does not constitute a contract of my employment.

                Please sign here: ___________________________ Date:_____________

                Please print your name: ____________________________



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